Exhibit 4.85

Signed

ASSET PURCHASE

AND

SALE AGREEMENT

CYPRESS CAMON ENERGY, LLC ("Buyer")

-- and --

KETCHEN LAND COMPANY, INC.; KETCHEN DEVELOPMENT COMPANY, INC.; WESTBOURNE LANE ASSOCIATES, LLC; DAVIS CREEK ENERGY, LLC; PINE MOUNTAIN LAND COMPANY, INC.; and KETCHEN RESOURCES, LLC ("Seller")

Table of Contents

Exhibits

PREAMBLE

This Asset Purchase and Sale Agreement is entered into effective April 27, 2012 (the "**Effective Date**"), between CYPRESS CAMON ENERGY, LLC, as Buyer, and KETCHEN LAND COMPANY, INC.; KETCHEN DEVELOPMENT COMPANY, INC.; WESTBOURNE LANE ASSOCIATES, LLC; DAVIS CREEK ENERGY, LLC; PINE MOUNTAIN LAND COMPANY, INC.; and KETCHEN RESOURCES, LLC, collectively Seller. Buyer and Seller may each be referred to as a "**Party**" or collectively as the "**Parties.**"

RECITALS

A. Seller owns certain real property, leases, permits, personal property, and other interests defined and described hereafter as the Assets; and

B. Buyer desires to purchase the Assets and to assume the Assumed Liabilities (defined and described hereafter) from Seller, and Seller desires to sell the Assets and the Assumed Liabilities to Buyer.

NOW THEREFORE, in consideration of the foregoing Recitals and the following Covenants, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer, as evidenced by their signatures below, agree as follows.

COVENANTS

SECTION I - DEFINITIONS

1.1 Definitions. As used herein, the following terms have the designated meanings.

"Affiliate" means a Person that is Controlled, directly or indirectly, by a Party.

"Agreement" means this Asset Purchase and Sale Agreement with the Effective Date set forth above including the Related Documents.

"Assignment" means a writing executed and acknowledged by Seller that legally transfers to Buyer all Seller's right, title, and interest in the property identified in the writing.

"Bill of Sale" means a document executed and acknowledged by Seller that legally transfers to Buyer all Seller's right, title, and interest in the property identified in the writing.

"Buyer" means, when used in the context of an obligation or duty imposed by this Agreement, express or implied, only refers to Cypress Camon Energy, LLC, a Delaware Limited Liability Company ("CCE"). Where a specific obligation or duty to be performed imposed by this Agreement upon "Buyer" may only be performed by an Affiliate of CCE, as the real party in interest, then such obligation or duty imposed on "Buyer" by this Agreement shall mean that CCE shall cause its Affiliates to perform the required obligation or duty.

"Claim" means any filed or threatened Proceeding, demand that one pay money to another, or demand that one take or refrain from taking some specified action.

"Control" or "Controlled" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

"Environmental Law" means any applicable federal, state, county, or local Law, statute, rule, regulation, or ordinance relating to the protection of human health and safety, the environment, or natural resources in regards to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment including, but not limited to, common law claims of third Persons such as nuisance, negligence, strict liability, and trespass.

"Estoppel Letter" shall mean a letter from one party to an agreement whereby that party affirms certain features of the agreement, as may be requested, including such matters as the status of the agreement, certain material terms, the existence of any amendments, and the existence of any defaults.

"General Warranty Deed" means a written conveyance of all Seller's right, title, and interest in and to the real property described coupled with a general warranty of title;

PROVIDED, the foregoing general warranty is subject to the following conditions:

(1) Buyer shall refrain from taking any legal action or claims against the Escrow Account with respect to adverse third party claims of title to the real property and/or Natural Resources prior to providing Seller notice and a reasonable opportunity to cure such title defect or claim. This would include potential claims by any third party as to which the third party is not actively prosecuting the claim; and

(2) Buyer shall not initiate legal action with respect to a title defect, nor pay consideration to settle a title matter, without Seller's prior written consent, which consent shall not be unreasonably withheld.

"Governmental Authority" means any federal, state, county, city, or other political subdivision agency, commission, tribunal, bureau, or other instrumentality.

"Hazardous Materials" means (a) any substances defined as or included in the definition of "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," toxic chemicals or "toxic pollutants," "contaminants" or "pollutants" or words of similar import under any Environmental Law; and (b) any other substance exposure to which is regulated under any Environmental Law.

"Laws" means all statutes, rules, regulations, ordinances, common law, and other pronouncements having the effect of federal, state, county, city, or other political subdivision

Seller's Initials ________ Buyer's Initials ________

law.

"Liabilities" means all existing or threatened indebtedness, payables, obligations, taxes, Claims, and Proceedings against a Person whether fixed, accrued, contingent, or otherwise.

"Liens" means any restriction on the unencumbered alienability of property including, by way of example and not limitation, such interests as a mortgage, deed of trust, pledge, assessment, security interest, lease, judgment lien, tax lien, mechanic's or materialman's lien, tenancy, claim of adverse possession, levy, option to purchase, right of first refusal, right-of-way, restriction, encroachment, easement, or lease.

"Memorandum of Assignment" means a writing executed and acknowledged by Seller that is suitable for recording and that summarizes the material terms of a transaction, excluding the details of the financial terms where possible.

"Minerals" shall refer to items of value, existing or growing, harvested above or below real property including by way of example and not limitation coal, natural gas, oil, stone, precious metals, and timber.

"Mineral Rights" means a right or lease granted to harvest Minerals.

"Natural Resources" means Minerals, water, flora, and fauna attendant to real property.

"Order" means any preliminary or final writ, judgment, decree, injunction, or similar order of any federal, state, or local tribunal; arbitrator; or other Governmental Authority.

"OSM" means the Federal Office of Surface Mining.

"Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, entity, trust, union, association, or Governmental Authority.

"Proceeding" means any lawsuit filed; arbitration demanded; action requested before any Governmental Authority, or investigation, audit, or indictment by any Governmental Authority.

"Related Documents" means the exhibits to this Asset Purchase and Sale Agreement; the Permits, Transfer Documents, and Consents for Transfer referred to in this Agreement, any other writing, agreement, certificate, or document provided by Seller prior to, at, or after Closing required by this Agreement.

"Related Parties" means a Party's owners, directors, officers, managers, employees, agents, and Affiliates as well as the owners, directors, officers, managers, employees, and agents of said Affiliates.

"Seller" means, when used in the context of an obligation or duty imposed by this Agreement, express or implied, only refers to Ketchen Land Company, Inc.; Ketchen

Development Company, Inc.; Westbourne Lane Associates, LLC; Davis Creek Energy, LLC; Pine Mountain Land Company, Inc.; and Ketchen Resources, LLC. Where a specific obligation or duty to be performed imposed by this Agreement upon "Seller" may only be performed by an Affiliate of one of the foregoing entities, as the real party in interest, then such obligation or duty imposed on "Seller" by this Agreement shall mean said entity shall cause its Affiliates to perform the required obligation or duty.

"SMCRA" shall mean the Surface Mining Control and Reclamation Act, as amended.

1.2 Defined Terms. The following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

Definition	**Section**
Accepted Other Liens	5.2
Accepted Real Property Liens	5.3
Allocation of Purchase Price	7.3
Assets	2.1
Asset Documents	2.1(j)
Assumed Liabilities	2.4
Buyer's Closing Costs	8.5(a)
Buyer's Gross Settlement Amount	8.5(a)
Claiming Party	15.3
Closing	10.1
Closing Date	10.1
Closing Agent	10.2
Closing Statement	8.5(a)
Commitment Letter	6.5
Consents for Transfer	2.3
Days	1.3(d)
Due Diligence Information	5.8
Effective Date	Preamble
Escrow Account	12.1
Escrow Agent	12.1
Escrow Agreement	12.2
Escrow Funds	12.4
Excluded Assets	3.1
Excepted Items	5.8
Indemnifying Party	15.3(a)
Indemnitee Claim	15.3(a)
Initial Payment	7.4(b)
Mineral Leases	2.1(d)
Option Fee	7.2
Owned Equipment	2.1(c)
Owned Real Property	2.1(a)
Party (Parties)	Preamble

Permits	2.1(e)
Personal Guarantees	13.4(a)
Prepaid Items	2.19(f)
Purchase Price	7.1
Reclamation Agreements	2.5(a)
Recorded Transfer Document	10.3(a)
Escrow Amount	
Real Property Leases	2.1(b)
Retained Liabilities	3.2
Retained Equipment	3.1(a)
Seller's Bonds	3.1(c)
Seller's Claims	2.1(g)
Seller's Closing Costs	8.5(a)
Seller's Net Settlement Amount	8.5(a)
Stockpiled Minerals	2.1(h)
T-Bills	12.5
Third Party Claim	15.3(b)
Transfer Documents	2.2

1.3 Rules of Language Interpretation. The following rules of interpretation shall apply to this Agreement:

(a) the singular includes the plural, and the plural includes the singular;

(b) a reference to a Person includes its permitted successors and assigns;

(c) references to any document, instrument or agreement shall include all exhibits, schedules, and other attachments thereto; and

(d) references to "**days**" in this Agreement or as applicable to any notice given as required by this Agreement shall mean calendar days.

SECTION 2 – ASSETS and LIABILITIES TRANSFERRED

2.1 Assets to be Transferred. Subject to the terms and conditions of this Agreement, at Closing Seller shall sell, transfer, and assign to Buyer, and Buyer shall purchase, acquire, and accept from Seller, all of Seller's right, title, and interest in and to the following property (the "**Assets**").

(a) All Seller's real property located in Campbell County, Tennessee, and Scott County Tennessee, and all improvements rights, privileges, easements, and appurtenances thereto (the "**Owned Real Property**"), including but not limited to the real property identified on **Exhibit A** hereto;

(b) All Seller's rights and interests in any leases to real property located in Campbell County, Tennessee, and Scott County Tennessee which real property Sellers are leasing from

others or by which Sellers have leased interests in the Owned Real Property to others (the "**Real Property Leases**"), including but not limited to the leased real property identified on **Exhibit B** hereto;

(c) The personal property identified on **Exhibit C** hereto (the "**Owned Equipment**") including all parts and supplies for said equipment;

(d) All Seller's rights and interests of Seller under those contracts whereby Seller (i) has leased to others, or (ii) is leasing from others Mineral Rights, or rights to mine Minerals, pertaining in any way to real property located in Campbell County, Tennessee, and Scott County Tennessee (the "**Mineral Leases**"), including but not limited to those contracts listed on **Exhibit D** hereto;

(e) All of Seller's issued (or pending via application previously submitted) permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions, or registrations with or issued by any Governmental Authority in connection with the Owned Real Property, the Real Property Leases, or the Mineral Leases (the "**Permits**"), including but not limited to those documents identified on **Exhibit E** hereto;

(f) All unearned prepaid rents, royalties, or other compensation that relate to the Owned Real property, Real Property Leases, Mineral Leases, and Permits (the "**Prepaid Items**") including but not limited to those amounts identified on **Exhibit F** hereto;

(g) All of Seller's causes of actions, Claims, and rights of offset pertaining to the Owned Real Property, Real Property Leases, Mineral Leases, and Permits, and Owned Equipment (the "**Seller's Claims**") including but not limited to the items set forth on **Exhibit G**;

(h) All Seller's stockpiled Minerals wherever located as of Closing (the "**Stockpiled Minerals**") including but not limited to the stockpiled Minerals identified on **Exhibit H**; and

(j) all maps, reserve studies, engineering reports, mining records, and other records relating to the Owned Real Property, Real Property Leases, Mineral Leases, and Permits (the "**Asset Documents**") including but not limited to the documents identified on **Exhibit I**

2.2 Transfer of Title. Transfer of Seller's title to the Assets shall be affected by Seller's execution and delivery to Buyer at Closing the following documentation, in a form satisfactory to Buyer (the "**Transfer Documents**").

(a) A General Warranty Deed or Deeds, as Buyer may designate, suitable for recording, for the Owned Real Property. Provided, Buyer shall have the right to refuse delivery of any deed to real property from Sellers as to real property not specifically identified on **Exhibit A** and further provided only Pine Mountain Land Company, Inc. shall give a general warranty deed as to the real property owned by it and Pine Mountain Land Company, Inc. shall not give any warranty as to real property not owned by it;

(b) An Assignment and Memorandum of Assignment, suitable for recording, for the

Real Property Leases and Mineral Leases. Provided, Buyer shall have the right to refuse delivery of any leases from Sellers not specifically identified on **Exhibit B** and **Exhibit D** respectively;

(c) An Assignment of the Permits. Provided, Buyer shall have the right to refuse delivery of any Permit not specifically identified on **Exhibit E**;

(d) A Bill of Sale and endorsed certificates of title, where applicable, for the Owned Equipment identified on **Exhibit C**; and

(e) An Assignment or Bill of Sale for any other Asset to be transferred to Buyer by this Agreement.

2.3 Transfer of Possession. Sellers shall transfer possession of the Assets to Buyer by undertaking the following actions at Closing.

(a) Delivery of all keys and lock combinations to any fencing securing the Owned Real Property or the Leased Real Property;

(b) Delivery of the original Real Property Leases, Mineral Leases, Permits and other documents included in the Assets;

(c) Delivery of all keys and lock combinations to the Owned Equipment; and

2.4 Consents for Transfer. Seller shall utilize its best efforts to obtain, prior to Closing, all necessary consents from third parties, should any such consent be required as a precondition for the transfer and assignment of any of the Assets to Buyer (the "**Consents for Transfer**").

2.5 Assumed Liabilities. At Closing Buyer will assume only the following Liabilities of Seller (the "**Assumed Liabilities**"):

(a) The agreements or contracts whereby Seller has expressly agreed, in writing, to be responsible for post-mining land reclamation specifically set forth at **Exhibit J** hereto (the "**Reclamation Agreements**"); and

(b) Any responsibility imposed by Law that Seller may have had as an owner of the Owned Real Property or occupier of land for the Real Property Leases for post-mining land reclamation; and

(c) All obligations under Real Property Leases, Mineral Leases and Permits assigned to Buyer by this Agreement.

SECTION 3 – PROPERTY and LIABILITIES RETAINED

3.1 Excluded Property. Seller retains all of its right, title, and interest in the following

property (collectively the "**Excluded Assets**") which the definition of Assets shall not include.

(a) The **Retained Equipment** identified on **Exhibit K;**

(b) All stockpiled Minerals where title has transferred to a third party prior to Closing;

(c) All performance bonds, accounts, certificates of deposit, pre-payments, escrow accounts, or other property pledged as security for reclamation or otherwise (the "**Seller Bonds**"). However, the Seller Bonds shall remain in place until released by the holder or beneficiary of the Seller Bonds pursuant to Section 13.4; and

(d) all Seller's property not transferred to Buyer by this Agreement.

3.2 Excluded Liabilities. Buyer is not assuming any Liability or obligation of Seller other than the Assumed Liabilities. All such other Liabilities and obligations of Seller, however described and under any theory (the "**Retained Liabilities**") shall be retained by and remain Liabilities and obligations of Seller which Seller agrees to perform and discharge. The Retained Liabilities include, by way of example, and not limitation:

(a) all Seller's Liabilities for taxes on the Assets, including taxes imposed upon Seller based on the value of property owned by Seller (i.e. state franchise taxes) assessed or accrued prior to the Closing Date (all taxes applicable to the Assets for 2012 shall be pro-rated at Closing); and

(b) all other Liabilities related to the Assets, Sellers, and any business of Seller for events occurring prior to the Closing Date other than designated as an Assumed Liability.

SECTION 4 – PRE-CLOSING COVENANTS

4.1 Covenants of Seller. Between the Effective Date and Closing, Seller shall:

(a) provide and facilitate Buyer and its representatives reasonable access to the Assets for purposes of inspection and testing (including drilling) and in such event Buyer shall minimize damage to the Assets;

(b) provide Buyer and its representatives with copies of all Seller's records and information pertaining to the Assets and Assumed Liabilities in Seller's possession as Buyer may reasonably request including but not limited to all deeds, leases, mortgages, deeds of trust, memorandums of lease, business records, permits, maps, surveys, and similar documents;

(c) facilitate Buyer's introduction to third Persons having involvement or interest in the Assets, such as other contract parties, as Buyer may request, and to obtain from those third Parties Estoppel Letters, as Buyer may request, in the form satisfactory to Buyer;

(d) diligently pursue obtaining the consents, documents, and information required of

Seller as a precondition to Closing;

(e) cooperate with Buyer in Buyer's efforts to obtain title insurance to the Assets; and

(f) keep the financial terms of this Agreement confidential except as needed to complete this Agreement, complete tax returns, or as required by Law.

4.2 Covenants of Buyer. Between the Effective Date and the Closing, Buyer shall:

(a) use its commercially reasonable efforts to obtain the financing needed for Closing;

(b) keep confidential the financial terms of this Agreement and all information provided by Seller except as needed to complete Buyer's due diligence, consummate this Agreement, obtain financing, complete tax returns, or as required by Law; and

(c) keep Seller currently advised as to the status of Buyer's financing and notify Seller promptly in the event that such financing will not be forthcoming.

SECTION 5 – REPRESENTATIONS and WARRANTIES OF SELLER

5.1 Generally. In order to induce Buyer to enter into this Agreement, Seller makes the representations and warranties set forth below. Said representations and warranties are true, correct, and complete on the Effective Date. Said representations and warranties shall remain true, correct, and complete as of the Closing Date unless Seller shall have otherwise notified Buyer in writing prior to Closing. Accordingly, Seller represents and warrants the following:

5.2 Title to Real Property. Seller owns the Owned Real Property free and clear of all Liens and encumbrances except:

(a) those defects in title identified in the informational letter of attorney Joe Coker dated May 8, 2011 and supplemented February 29, 2012 referred to in **Exhibit L** and any defect in title set forth in any report of Tennessee Valley Title provided to Buyer prior to Closing as set forth in **Exhibit M**;

(b) the Liens and encumbrances set forth on **Exhibit N** which have been made known to Buyer and shall be discharged in full at Closing from Seller's funds (the "**Accepted Real Property Liens**"). Other than the Accepted Real Property Liens, Seller has good title as to be warranted in the General Warranty Deed. Subject to the Accepted Real Property Liens, Seller may freely convey the Owned Real Property to Buyer; and

(c) Only Pine Mountain Land Company, Inc. shall give a general warranty as to the real property owned by it and Pine Mountain Land Company, Inc. shall not give any warranty as to the real property not owned by it.

5.3 Title to Other Assets. Seller owns all non-real property to be conveyed to Buyer

as part of the Assets, free and clear of all Liens and encumbrances except the Liens and encumbrances set forth on **Exhibit O** which have been made known to Buyer and shall be discharged in full at Closing from Seller's funds (the "**Accepted Other Liens**"). Other than the Accepted Other Liens, Seller has good and marketable title to all said non-real property. Subject to the Accepted Other Liens and any required consent or approval, Seller may freely convey said non-real property Assets to Buyer.

5.4 No Prior Transfers. Since the time Seller became an owner of any Asset, Seller has not conveyed any right, title, or interest in any Asset to others except as may be shown as an Accepted Real Property Lien, Accepted Other Lien, or as otherwise shown by this Agreement of the Informational Letter referred to in Exhibit L. Other than the Accepted Real property Liens and Accepted Other Liens, Sellers have no knowledge of any unrecorded or threatened Liens or Claims on the Assets.

5.5 No Unpaid Vendors. As to any Asset, there are no unpaid vendors, contractors, suppliers, or other Persons who have performed work, or made improvement, on or pertaining to any Asset. There are no agreements for Seller to pay any real estate agent, brokerage fee, finder's fee, or commission as a result of the sale of the Assets to Buyer.

5.6 Descriptions. The descriptions of the Assets in this Agreement are accurate in all material respects.

5.7 Possession. Except for the Assets which Seller has leased to others as expressed in this Agreement, Seller is in exclusive possession of the Assets.

5.8 Information Provided. To Seller's knowledge, all information provided by Seller to Buyer pertaining to the Assets as part of Buyer's due diligence as specifically described at **Exhibit P** (the "**Due Diligence Information**") and the **Exhibit I** Asset Documents, except items 108 (Ketchen Land Company Coal Quick Sheet 03-09-2011), 110 (Draft Pine Mountain Tracts Potential Mineable Reserve Property Overview Map), 111 (Westbourne Property Reserve Map of Property Overview), 166 (Ketchen Reserves Booklet – Tennessee Reserves)), 170 (Information Summary of Ketchen Land Company), 181 (IRTEC Coal Resources Estimate of Elk Valley Properties), and 182 (IRTEC Reserve Estimate 2008) of **Exhibit P** (the "**Excepted Items**"), is true and accurate. Seller represents that the Excepted Items were prepared by others, Seller's have not altered the content of said documents as prepared by others, Sellers have not been notified by the preparer of the Excepted Items that said documents are false, and Sellers are not aware they are false.

5.9 Related Documents. For each Related Document to which it is a party, Seller has not received any notice of any uncured default as to any Related Document. To the best of Seller's knowledge, Seller is not in default as to any Related Document.

5.10 Organization, Authorization, and Validity. Each Seller is organized and validly existing under the laws of its state of organization. Each Seller has all requisite corporate or limited liability company power, authority, consents, and approval to enter into this Agreement and consummate the conveyances, transfers, and assignments contemplated by this Agreement.

This Agreement constitutes Seller's valid and binding obligation. The corporate and company resolutions of each Seller approving and authorizing this Agreement and the transactions contemplated therein shall be delivered at Closing.

5.11 No Violation of Orders or Permits. Subject to the receipt of any consents, waivers, authorizations, and approvals required by this Agreement, the execution, delivery and performance by Seller of this Agreement (i) does not, and will not, violate any Order applicable to Seller or the Assets, and (ii) to Seller's knowledge, does not and will not give any Governmental Authority the right to revoke, suspend, terminate, or modify, any Permits or pending applications for Permits.

5.12 Litigation and Investigations. Except for the U. S. District Court, Eastern District of Tennessee lawsuits against National Coal filed November 2011, docket nos. 3:11-cv-515, 3:11-cv-516, and 3:11-cv-527, the Assets are not the subject of any pending or threatened lawsuit or Proceeding. To Seller's knowledge, Seller is not the subject of any pending or threatened investigation by any Governmental Authority.

5.13 Environmental Matters. As it pertains to Seller's use and ownership of the Assets:

(a) Seller has received no unresolved notice or Claim from any Person, citizens Group, or Governmental Authority that Seller is not in compliance with any Environmental Law;

(b) there are presently no Hazardous Materials, other than Hazardous Materials which are permitted in connection with normal mining of coal, oil, and natural gas, located on or under any real property associated with the Assets which were placed by Seller; and

(c) to Seller's knowledge,

(i) Seller is in compliance in all material respects with all Environmental Laws; and

(ii) there have never been Hazardous Materials located on or under any real property associated with the Assets.

5.14 Compliance with Other Laws. Seller has received no notice from any Governmental Authority that it is in violation of any other Law. To Seller's knowledge, Seller is in material compliance with all Laws as it pertains to the ownership and use of the Assets.

5.15 Taxes. All taxes assessed and payable on the Assets as of Closing have been paid including state taxes imposed on Seller based on the value of property owned (i.e. state franchise taxes). None of the Assets are subject to any pending or potential Claims, Liens, or Proceedings for the failure to file or pay any assessments or taxes.

5.16 Permits Blocked. Seller has not been notified by the OSM or the agency of any state administering the SMCRA (or any comparable state Law) that Seller is ineligible to receive additional mining permits, i.e., that Seller has been "permit blocked."

Seller's Initials ______ Buyer's Initials ______

5.17 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Agreement, Seller makes no other representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Assets), Liabilities or operations, including, without limitation, the merchantability or fitness for any particular purpose. Any such other representations or warranties are hereby expressly disclaimed. Except to the extent specifically set forth in this Agreement, Buyer is purchasing the Assets on an "as-is, where-is" basis. Seller does not warrant or represent the condition of subjacent or lateral support of the surface or subsurface of any such real property, nor does Seller warrant or represent that the real property is safe, habitable, or otherwise suitable for mining or for any other purpose.

5.18 Seller's Affidavit. Seller shall execute and deliver at closing a standard Seller's affidavit in the form attached hereto as **Exhibit Q**.

SECTION 6 – REPRESENTATIONS and WARRANTIES OF BUYER

6.1 Generally. In order to induce Seller to enter into this Agreement, Buyer makes the representations and warranties set forth below. Said representations and warranties are true, correct, and complete on the Effective Date. Said representations and warranties shall remain true, correct, and complete as of the Closing Date unless Buyer shall have otherwise notified Seller in writing prior to Closing. Accordingly, Buyer represents and warrants the following:

6.2 Organization, Authorization and Validity. Buyer is organized and validly existing under the laws of its state of organization. Buyer has all requisite corporate or limited liability company power, authority, consents, and approval to enter into this Agreement and consummate the conveyances, transfers, and assignments contemplated by this Agreement. This Agreement constitutes Buyer's valid and binding obligation. Buyer's company resolution approving and authorizing this Agreement and the transactions contemplated therein shall be delivered at Closing.

6.3 No Violation of any Order. Subject to the receipt of any consents, waivers, authorizations and approvals required by this Agreement, the execution, delivery and performance by Buyer of this Agreement does not, and will not, violate any Order applicable to Buyer.

6.4 Brokers and Agents. There are no agreements for Buyer to pay any real estate agent's fee, brokerage fee, finder's fee, or commission as a result of the sale of the Assets to Buyer.

SECTION 7 - PURCHASE PRICE and PAYMENT

7.1 Purchase Price. The total amount to be paid by Buyer to Seller for the Assets and Assumed Liabilities shall be Sixty-Five Million Dollars ($65,000,000.00) less a credit for the Prepaid Items set forth at Exhibit F (recalculated as of the Closing Date) and less the Option Fee referred to below (the "**Purchase Price**"). After application of these two (2) deductions, the

Purchase Price at January 31, 2012 was calculated to be Sixty-Three Million Nine Thousand Two Hundred Sixty Three ($63,009,263.00).

7.2 Option Fee. Buyer has previously given Seller Five Hundred Thousand Dollars ($500,000.00) as a nonrefundable **Option Fee**, which option has expired. Should Buyer proceed to Closing, the expired Option Fee shall be applied as a deduction of the Purchase Price.

7.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets by the Buyer for Buyer's tax purposes (the "**Allocation of Purchase Price**") as set forth at **Exhibit R**.

7.4 Payment of Purchase Price. On or before Closing, Buyer shall tender to Closing Agent the Purchase Price by wire transfer or other immediately available funds.

(a) Ten Million ($10,000,000) Dollars of the Purchase Price (the "**Escrow Amount**) shall be paid into Escrow as provided by this Agreement. The Escrow Amount shall be distributed to Seller in the three (3) installments as set forth in Section 12 – Funds Held in Escrow; and

(b) At the Closing, Seller shall receive the remainder of the Purchase Price (the "**Initial Payment**"), which at January 31, 2012 was calculated to be $53,009,263.00.

7.5 Deductions and Offsets. The Purchase Price may be reduced further as follows:

(a) The Initial Payment shall also be reduced by

(i) amounts necessary to pay the Accepted Real Property Liens, Accepted Other Liens, Seller's prior year(s) and current pro-rated taxes of any kind pertaining to the Assets, if any, and any other obligation of Seller pertaining to the Assets to enable Seller to convey to Buyer title required by this Agreement; and

(ii) Seller's Closing Costs.

(b) The Escrow Amount shall be reduced by damages which Buyer may sustain as a result of Seller's breach of the Agreement, a misrepresentation contained in this Agreement, or failure to honor any warranty contained in this Agreement.

7.6 Amounts Held in Trust. Any amounts inadvertently received by Buyer after Closing with respect to any Excluded Asset shall be held by Buyer in trust for Seller until promptly paid to Seller. Likewise, any amounts inadvertently received by Seller after the Closing with respect to any purchased Asset shall be held by Seller in trust for Buyer until promptly paid to Buyer.

7.7 Transfer Taxes. Buyer shall be liable for all sales, use, and other transfer taxes arising from or relating to the consummation and recording of the transactions contemplated by this Agreement.

Seller's Initials ________ Buyer's Initials ________

SECTION 8 - CLOSING

8.1 Closing. The Parties shall hold a closing (the "**Closing**") at 9:30 a.m. on May 25, 2012. The date of Closing is the "**Closing Date.**"

8.2 Place of Closing. Closing shall be conducted by Tennessee Valley Title (the "**Closing Agent**") at their offices located at 1500 First Tennessee Plaza, Knoxville, Tennessee.

8.3 Seller's Closing Costs. At Closing, Seller shall pay Closing Agent's reasonable fees and expenses ("**Seller's Closing Costs**") for:

(a) preparing the General Warranty Deeds;

(b) preparing and recording any release of the Accepted Real Property Liens, Accepted Other Liens, or any other release required for Seller to convey the title required by this Agreement; and

(c) one-half of Closing Agent's fees for preparing for and conducting the Closing.

8.4 Buyer's Closing Costs. At Closing, Buyer shall pay Closing Agent's reasonable fees and expenses ("**Buyer's Closing Costs**") for:

(a) preparing and recording all other documents to be recorded required by this Agreement not charged to Seller;

(b) preparing all documents requested by Buyer or required by any secured party of Buyer;

(c) the cost of any title insurance requested by Buyer and/or secured party of Buyer;

(d) one-half of Closing Agent's fees for preparing for and conducting the Closing; and

(e) any other fee, expense, or cost necessary for Closing not charged to Seller.

8.5 Closing Documents. At Closing, Buyer and Seller shall approve and execute:

(a) A HUD-1 **Closing Statement** prepared by Closing Agent, consistent with this Agreement, itemizing the total amount due from Buyer to fund the Purchase Price and all charges due from Buyer ("**Buyer's Gross Settlement Amount**") and the amounts to be paid Seller from Closing after application of all agreed deductions ("**Seller's Net Settlement Proceeds**");

(b) any other document which Closing Agent is required by Law to have Buyer and/or Seller execute to complete the Closing required by this Agreement; and

(c) any other document reasonable and necessary to facilitate Closing.

8.6 Closing Agent Agreement. The Closing Agent shall provide Buyer and Seller with a signed agreement acknowledging its duties under this Agreement and agreeing to perform those duties strictly in compliance with the terms thereof.

SECTION 9 – DELIVERIES AT CLOSING

9.1 Buyer's Deliveries. At Closing, Buyer shall deliver to Closing Agent the following executed documents and items in a form and substance satisfactory to Seller:

(a) Buyer's Gross Settlement Amount, including the Purchase Price;

(b) The Escrow Agreement;

(b) All other documents and items required by this Agreement; and

(d) Any other document or item reasonably necessary to affect the sale, transfer, and assignment of the Assets by Seller to Buyer.

9.2 Seller's Deliveries. At Closing, Seller shall deliver to Closing Agent the following executed documents and items in a form and substance satisfactory to Buyer:

(a) The General Warranty Deeds conveying Owned Real Property;

(b) The Assignments conveying Seller's interests in the Real Property Leases;

(c) The Memorandum of Assignment for the Real Property Leases;

(d) The Bill of Sale for the Owned Equipment;

(e) The endorsed certificates of title for the Owned Equipment;

(d) The Assignments conveying Seller's interests in the Mineral Leases;

(e) The Memorandum of Assignment for the Mineral Leases;

(f) The Assignments conveying Seller's interests in the Permits;

(g) Seller's corporate and company resolutions;

(h) The Seller's Affidavit; and

(i) The Escrow Agreement.

(j) All keys or lock combinations for any fencing securing the Owned Real Property or the Leased Real Property;

(k) The keys for the Owned Equipment; and

(l) The original Real Property Leases;

(m) The original Mineral Leases;

(n) The Asset Documents;

(o) The Consents for Transfer;

(p) The Estoppel Letters;

(q) All other documents and items required by this Agreement;

(r) Any other document or item reasonably necessary to affect the sale, transfer, and assignment of the Assets by Seller to Buyer and for Buyer to acquire title insurance.

SECTION 10 - CONDITIONS FOR CLOSING/ DISTRIBUTIONS AT CLOSING

10.1 Seller's Conditions for Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement at Closing is subject to fulfillment, at or before Closing, of the following conditions.

(a) All material representations and warranties made by Buyer in this Agreement shall have been true as of the Effective Date and remain true as of the Closing Date;

(b) The covenants of Buyer to be performed at or before Closing shall have been performed in all material respects; and.

(c) Buyer shall have made the deliveries of the payments and all other documents and acts required of Buyer by this Agreement at or before Closing.

10.2 Buyer's Conditions for Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement at Closing is subject to the fulfillment, at or before Closing, of the following conditions.

(a) All material representations and warranties made by Seller in this Agreement shall have been true as of the Effective Date and remain true as of the Closing Date;

(b) The covenants of Seller to be performed at or before Closing shall have been performed in all material respects;

(c) Seller shall have made the deliveries of the documents and items required of

Seller by this Agreement at or before Closing.

(c) Buyer shall be satisfied, in its sole and absolute discretion, with

(i) the results of any title examination, opinion, report, or investigation upon the Assets;

(ii) the form and substance of any delivery from Seller where this Agreement affords Buyer the right to approve and be satisfied with the form and substance of said delivery; and

(iii) the results of any environmental impact study upon the Assets;

(d) Between the Effective Date and Closing, there shall have been no material adverse changes to the Assets regardless of the cause or reason for the change;

(f) There shall have been no Law enacted or proposed by any Governmental Authority, between the Effective Date and the Closing Date, which would create additional restrictions to Buyer's use of the Assets after Closing; and

(g) Buyer shall have received the financing necessary to fund Buyer's Gross Settlement Amount, including the Purchase Price, and complete and consummate this Agreement.

10.3 Distributions and Exchanges at Closing. Provided the conditions for Closing are met, Closing Agent shall conduct the Closing and hold in trust for the Parties the Gross Settlement Amount, including the Purchase Price, and all executed deliveries and items from the Parties at Closing.

(a) Promptly after Closing, on the same day of Closing, Closing Agent shall inspect title at the register of deeds for Campbell and Scott Counties. Provided there are no changes in Seller's record title to the Assets after the dates of the reports referenced in **Exhibit M** impacting Seller's ability to convey to Buyer title to the Assets required by this Agreement, Closing Agent shall be authorized to immediately record the General Warranty Deeds for the Owned Real Property, the Memorandums of Assignment for the Leased Real Property, and the Memorandums of Assignment for the Mineral Leases (the "**Recorded Transfer Documents**") with the register of deeds for the appropriate county. Immediately after recording the Recorded Transfer Documents, on the same day of Closing, Closing Agent shall:

(i) pay to Seller as directed, Seller's Net Settlement Proceeds from the Initial Payment required by this Agreement pursuant to the Closing Statement;

(ii) pay the Accepted Real Property Liens, Other Accepted Liens, Seller's Closing Costs, and any other obligation or expense of Seller set forth on the Closing Statement which Closing Agent is required to pay;

(iii) pay the Buyer's Closing Costs and any other obligation or expense of Buyer set forth on the Closing Statement which Closing Agent is required to pay;

(iv) deliver to Escrow Agent the Escrowed Funds and the Escrow Agreement;

(v) distribute to Buyer all Seller's deliveries and items to which Buyer is entitled;

(vi) distribute to Seller all Buyer's deliveries and items to which Seller is entitled; and

(vii) distribute to Buyer and Seller their respective originals and copies of all Closing Documents.

10.4 Failure to Convey Title. In the event that at the Closing Date, Closing Agent's inspection of the title to the Assets in Campbell or Scott Counties reveals that there has been a change in title to the Assets such that a recording of the Recorded Transfer Documents would not vest Buyer with the record title in the Assets required by this Agreement, then Closing Agent shall not record the Recorded Transfer Documents and instead notify the Parties. In the event that the Closing Agent does not record the Recorded Transfer Documents on the Closing Date, unless by five o'clock PM EST on May 25, 2012, the Parties mutually direct Closing Agent by executed writing otherwise, this Agreement shall be deemed terminated, and Closing Agent shall:

(a) return to Buyer the Buyer's Gross Settlement Amount less an amount equal to the Seller's Closing Costs and the Buyer's Closing Costs (less the cost of the title insurance);

(b) return to Buyer and Seller the documents and items delivered by them at Closing; and

(c) prepare and record such documents that may be required to cancel or rescind the effect of the recording of the Recorded Transfer Documents, which the Parties will execute on request.

SECTION 11 – TERMINATION and REMEDIES PRIOR TO CLOSING

11.1 Termination. This Agreement may be terminated prior to or at Closing:

(a) by mutual consent of the Parties;

(b) by Buyer upon

(i) Buyer's exercise of any right of discretion or approval, as a condition for Closing, as provided by this Agreement;

(ii) Buyer's inability to obtain financing; or

(iii) the failure of any other Buyer's Conditions for closing provided by this

Agreement;

(c) by Seller upon the failure of any of Seller's Conditions for closing provided by this Agreement provided Seller is not in material default of this Agreement; and

(d) this Agreement shall terminate and be of no further force and effect if for any reason the Closing does not occur on or before May 25, 2012 and in such event the Parties shall owe each other no obligation.

11.2 Remedies on Termination. In the event of a termination of this Agreement prior to or at Closing as herein provided, this Agreement shall be of no further force and effect, and Seller shall retain the Option Fee and in such event the Parties shall owe each other no obligation.

SECTION 12 – FUNDS HELD IN ESCROW

12.1 Appointment of Escrow Agent. The Parties appoint Bank of America Merrill Lynch, located at Chicago, Illinois as **Escrow Agent** for the **Escrow Account** established by this Agreement.

12.2 Acceptance by Escrow Agent. The Escrow Agent shall accept the assignment as Escrow Agent hereunder by executing the **Escrow Agreement**, which the Parties shall also execute, attached hereto as **Exhibit S**.

12.3 Fees of Escrow Agent. Escrow Agent shall be compensated by the compensation set forth in the Escrow Agreement.

12.4 Deliveries to Escrow. Promptly after Closing, Closing Agent shall deliver to Escrow Agent the Escrow Amount by wire transfer, which funds shall be held in trust by Escrow Agent for the Parties pursuant to this Agreement (the "**Escrow Funds**").

12.5 Purpose of Escrow. The Escrow Funds shall serve as a fund from which Buyer may be paid reimbursement, compensation, or damages to which Buyer may be entitled as a result of Seller's breach of this Agreement or any warranty or representation as provided herein. Otherwise, the Escrow Funds are to be released to Seller as hereafter provided.

12.6 Funds Escrowed. Escrow Agent shall cause the Escrow Funds to be placed in a non-interest bearing account with unlimited FDIC coverage, to the extent such unlimited coverage may be obtained. Provide the conditions for disbursement have been met in accordance with the Escrow Agreement; Escrow Agent shall disburse to Sellers money from Escrow in accordance with the following schedule:

(a) Three Million Dollars ($3,000,000.00) from the Escrowed Funds four (4) months after the date of Closing;

(b) Three Million Dollars ($3,000,000.00) from the Escrowed Funds eight (8) months

after the date of Closing;

(c) The remaining funds from the Escrowed Funds twelve (12) months after the date of Closing.

(d) In the event that any interest is earned on the Escrow Funds, such interest shall be distributed to Seller as principal payments are made.

12.7 Disbursements from Escrow. Escrow Agent shall disburse Escrow Funds to a Party or other Person only by written instruction signed and acknowledged by the Parties or by court order.

(a) Ten (10) days prior to the time periods set for the planned disbursements from Escrow set forth hereinabove, the Parties shall deliver to Escrow Agent a signed and acknowledged writing instructing Escrow Agent to disburse or retain such proceeds as directed by the Parties.

(b) In the event Escrow Agent receives no joint instructions from the Parties as provided by this Agreement, or Court Order binding on the Parties, Escrow Agent shall continue to retain the Escrow Funds until otherwise instructed by the Parties or by binding Court Order.

12.8 Duties of Buyer. For the instructions required by this Agreement to be given Escrow Agent Buyer shall agree in said instructions that all proceeds shall be disbursed to Seller unless Buyer shall have previously given written notice to Seller and Escrow Agent that Buyer seeks an offset of the Purchase Price due to Seller's breach of this Agreement or any warranty or representation herein.

12.9 Escrow Account Dispute Resolution. As to any claim of Purchase Price offset by Buyer and recoupment from Escrow for damages caused by Seller for Breach of this Agreement or any warranty or representation contained therein, after good faith discussion, in person or by correspondence, the Parties shall either agree or disagree as to subsequent instructions to the Escrow Agent. In the event of a disagreement, either Party may file suit in a court of competent jurisdiction for declaratory judgment or other relief and/or damages. Venue for all actions involving interests in real property shall be filed in the county where the real property is located.

BOTH BUYER AND SELLER WAIVE THE RIGHT TO TRIAL BY JURY AS TO ANY DISPUTE INVOLVING DISTRIBUTIONS FROM ESCROW. BY THEIR INITIALS IN THIS SECTION, THE PARTIES AGREE THE FOREGOING WAIVER APPEARS IN A CONSPICUOUS PLACE IN THIS AGREEMENT.

Waiver by Seller ______ Waiver by Buyer ______

To the extent Buyer shall prevail on any matter of offset, Buyer shall receive from Escrow the amounts so awarded and the court shall fashion an order instructing the Escrow Agent to make

such disposition with the remaining applicable Escrow Funds to go to Seller.

12.10 Seller's Damages. So as to encourage Buyer to make cautious use of objecting to any distribution from Escrow to Seller, should the court find Seller to be the substantially prevailing party, as Seller's exclusive remedy for lost use of money, Buyer shall pay Seller's reasonable attorney's fees and

(a) 3.25% discretionary prejudgment interest, or
(b) 10% discretionary pre-judgment interest upon a finding that Buyer's objection was not made in good faith.

12.11 Buyer's Damages. So as to encourage Seller to agree to any offsets from Escrow justifiably due Buyer, should the court find Buyer to be the substantially prevailing party, as Buyer's exclusive remedy for lost use of money, Seller shall pay Buyer's reasonable attorney's fees and

(a) 3.25% discretionary prejudgment interest, or
(b) 10% discretionary pre-judgment interest upon a finding that Seller's objection was not made in good faith.

SECTION 13 – POST CLOSING ACKNOWLEDGMENTS and COVENANTS

13.1 Future Events. Buyer acknowledges that Seller has made no representation or warranty concerning any future revenues, costs, expenditures, cash flow, results of operations, financial condition, or prospects that may result from the ownership, use, or sale of the Assets or the assumption of the Assumed Liabilities. In addition, Buyer acknowledges that any real property to which an interest is being transferred to Buyer has been previously held for mining or mining related purposes.

13.2 Survival. All representations, warranties, covenants, and obligations set forth in this Agreement will survive Closing and continue in full force and effect in perpetuity unless expressly limited by this Agreement. The Transfer Documents and any other item or document to be delivered by a Party at Closing is deemed performance of this Agreement and not a novation of any representation, warranty, or covenant in this Agreement. As to any conflict between the terms of the Transfer Documents and any item or document delivered at Closing and this Agreement, the terms of this Agreement shall control.

13.3 Covenants of Seller. Following Closing, Seller shall:

(a) diligently and in good faith attempt to obtain, and otherwise cooperate with Buyer to attempt to obtain any needed document or thing required by Seller to have been delivered at Closing, should Buyer elect to proceed with Closing without Seller having provided said document or thing as required;

(b) facilitate Buyer's further acquisition of title insurance by supplying information to Buyer on request about the Assets and executing any affidavits or other documents consistent

with the representations and warranties of Seller set forth in this Agreement or as may be reasonably required;

(c) to the extent allowed by and in accordance with applicable Law, grant Buyer the right, to conduct operations under any Real Property Lease, Mineral Lease, or Permit until such time as the transfer or replacement, if applicable, of such item to Buyer is complete. In that event, Buyer shall, (i) comply with all conditions and requirements of, or pertaining to, any such agreement that Buyer operates under after the Closing, and (ii) indemnify Seller from and against any and all losses incurred or suffered by Seller as a result or consequence Buyer's conduct under this arrangement;

(d) cooperate with Buyer and provide commercially reasonable assistance in effecting transfers of vendor accounts and services so as to avoid interruption or temporary cessation of operations; and

(e) keep the financial terms of this Agreement confidential except as needed to complete this Agreement, complete tax returns, or as required by Law.

13.4 Covenants of Buyer. Following Closing, Buyer shall

(a) use its best efforts to obtain release of the **Personal Guarantees** of Seller's principals set forth on **Exhibit T** within ninety (90) days after the Closing Date; and

(b) keep the financial terms of this Agreement confidential except as needed to complete this Agreement, complete tax returns, or as required by Law.

13.5 Covenants of Buyer and Seller. Buyer and Seller shall:

(a) upon the request of the appropriate Party, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances and assurances as may be required to complete the transactions contemplated in this Agreement; and

(b) use its reasonable best efforts to assure that any necessary third party shall, execute such documents and do such other acts and things as any other party may reasonably require for the purpose of giving to that other party the full benefit of all the provisions of this Agreement as may be reasonably required to complete the transactions contemplated in this Agreement.

SECTION 14 – LIMITATION ON BUYER'S REMEDIES AFTER CLOSING

14.1 Limitation of Actions. Buyer's claims against Seller for breach of this Agreement, or any warranty or representation contained herein, except proceedings involving title to real property and those claims made pursuant to Section 15 - Indemnification, must be brought by Buyer against Seller within three (3) years of the Closing Date. Buyer's Claims against Sellers on matters pertaining to title to real property remain enforceable as allowed by

Law.

SECTION 15 – INDEMNIFICATION

15.1 Indemnification by Seller. Seller agrees to defend, indemnify, and hold Buyer, its Affiliates, and Related Parties harmless from and against any and all demands, Claims, Proceedings, losses, damages, Liabilities, assessments, Orders, costs, expenses, and professional fees (including reasonable attorneys' fees), of any nature and of any kind whatsoever that may be suffered or incurred arising, directly or indirectly, out of or in connection with:

(a) any false representation or warranty made by Seller set forth in this Agreement;

(b) any breach of this Agreement by Seller;

(c) any Liability of Seller not part of the Assumed Liabilities; and

(d) Seller's use or ownership of the Assets prior to Closing

15.2 Indemnification by Buyer. Buyer agrees to defend, indemnify, and hold Seller, its Affiliates, and Related Parties harmless from and against any and all demands, Claims, Proceedings, losses, damages, Liabilities, assessments, Orders, costs, expenses, and professional fees (including reasonable attorneys' fees), of any nature and of any kind whatsoever that may be suffered or incurred arising, directly or indirectly, out of or in connection with:

(a) any false representation or warranty made by Buyer set forth in this Agreement;

(b) any breach of this Agreement by Buyer; and

(d) Seller's use or ownership of the Assets after Closing.

15.3 Procedure for Indemnification.

(a) Promptly after receipt by a Party (the "**Claiming Party**") of notice of an event giving rise to a right of indemnity provided by this Agreement (an "**Indemnitee Claim**"), and if a claim is to be made by the Claiming Party against any other Party (the "**Indemnifying Party**") for indemnification with respect to that Indemnitee Claim under this Agreement, the Claiming Party shall promptly give notice to the Indemnifying Party of the existence of the Indemnitee Claim; provided, that the failure to so notify the Indemnifying Party of the commencement or assertion of such Indemnitee Claim will not relieve the Indemnifying Party of any liability to provide indemnity except to the extent that such Indemnifying Party demonstrates that the defense of such action was materially prejudiced by the Claiming Party's failure to give such timely notice.

(b) The Indemnifying Party shall defend or compromise any Indemnitee Claim by a third party ("**Third Party Claim**"), at its own expense and by its own counsel, who shall be reasonably acceptable to the Claiming Party. The Claiming Party shall cooperate in the defense

of the Third Party Claim and may participate, at its own expense, in the defense of any Indemnitee Claim/Third Party Claim assumed by the Indemnifying Party. The Indemnifying Party shall not, without the approval of the Claiming Party (which approval shall not be unreasonably withheld or delayed), compromise a Third Party Claim defended by the Indemnifying Party which compromise agreement would require the Claiming Party to perform any action or to refrain from performing any action.

(c) If, within 10 days of the Indemnifying Party's receipt of notice involving a Third Party Claim, the Indemnifying Party has not notified the Claiming Party that the Indemnifying Party will assume the defense, the Claiming Party may assume control of the defense or compromise of such Indemnitee Claim/Third Party Claim, and the costs and expenses of such defense, including costs of investigation and reasonable attorneys' fees, shall be added to the Indemnitee Claim. The Claiming Party shall have the right to compromise such Indemnitee Claim without the Consent of the Indemnifying Party.

(d) The party assuming the defense of any Indemnitee Claim shall keep the other Party(s) reasonably informed at all times of the progress and development of the Party's defense of and compromise efforts with respect to such Indemnitee Claim.

15.4 Right of Indemnity Limited. The rights, obligations, and procedures set forth in this Section 15 shall not apply to the rights and offsets to the proceeds held in Escrow provided by this Agreement.

SECTION 16 - NOTICES

16.1 Generally. All formal notices under this Agreement shall be given to the Parties at the following addresses (i) by registered or certified mail, (ii) by facsimile transmission; (iii) or by nationally recognized overnight delivery services.

16.2 Notice to Buyer. Notice to Buyer is to be sent to the attention of Dallas Groth at Cypress Camon Energy, LLC; P. O. Box 12688; Dallas, TX 75225; Fax No. (214) 299-8001 with a copy to Justin Huntley, General Counsel, at Cypress Camon Energy, LLC; P. O. Box 12 688; Dallas TX 75225; Fax No. (214) 299-8001; and a copy to Brian C. Quist, Attorney, 2121 First Tennessee Plaza, Knoxville, TN 37929; Fax No. (865) 524-1873.

16.3 Notice to Seller. Notice to Seller is to be sent to the attention of Nat Cloer; 207 East North 1st Street; Seneca, SC 29678 with a copy to Seller's attorney Cary H. Hall, Jr.; Wyche, P.A.; 44 E. Camperdown Way; Greenville, SC 29601; Fax No. 864-235-8900.

SECTION 17 – MISCELLANEOUS

17.1 Amendments. No supplement, modification, or waiver of this Agreement shall be binding unless set forth in writing and executed by the Parties.

17.2 Assignment. The obligations and duties imposed by this Agreement on a Party may not be transferred or assigned (whether by agreement, operation of law, or otherwise), in whole or in part, without the written consent of the other Party. A Party's right to receive

payment under this Agreement may be assigned to another provide the other Party shall receive advance notice. The foregoing notwithstanding, Buyer shall have the right to

(a) pledge all of its right, title, and interest in this Agreement as security for the financing of the Purchase Price; and

(b) assign its rights and obligations under this Agreement, in whole or in part, to one or more Affiliates, provided however, that Buyer shall remain liable for all of Buyer's obligations hereunder notwithstanding any such assignment.

17.3 Binding Effect. This Agreement is binding upon, and inures to the benefit of, the Parties and their respective successors and assigns allowed by this Agreement.

17.4 Counterparts. This Agreement may be executed in one or more counterparts (including signatures delivered via facsimile or e-mail), each of which shall be deemed to constitute an original, but all of which shall constitute one and the same instrument.

17.5 Expenses. The Parties shall bear their own expenses and other costs in connection with this Agreement and the transactions contemplated hereby.

17.6 Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersede all prior agreements and understandings, oral or written, among the Parties hereto with respect to the subject matters contained in this Agreement.

17.7 Drafting. This Agreement is the result of negotiations between the Parties; all Parties are deemed to be the drafter of this Agreement; and no ambiguity shall be construed in favor of or against any Party based on the drafting of this Agreement.

17.8 Governing Law and Venue. This Agreement was entered into in Tennessee, concerns Assets located in Tennessee, and is to be substantially performed in Tennessee. Accordingly, this Agreement shall be governed by the Laws of the State of Tennessee without regard, or application, of its conflict of laws rules. Subject to dispute resolution procedures otherwise set forth herein, the Venue for any litigation between the Parties shall be courts located in Tennessee having subject matter and personal jurisdiction. Venue for all actions involving interests in real property shall be filed in the county where the real property is located.

17.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning of this Agreement.

17.10 Third Party Beneficiaries. Except where expressly provided in this Agreement, such as by the definitions of Buyer and Seller herein, there shall be no third party beneficiaries to this Agreement.

17.11 Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect.

Seller's Initials ________ Buyer's Initials ________

17.12 Waiver. The failure of a Party to promptly exercise any right conferred by this Agreement shall not be deemed a waiver of the right. Where a Party does waive a right in one instance, such waiver shall not constitute a continuing waiver of the same or similar right for future instances.

17.13 Time of the Essence. Time is of the essence in all respects regarding this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Seller's Initials ______ Buyer's Initials ______

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the authorized representatives of Buyer and Seller.

BUYER:

Cypress Camon Energy, LLC
By Cypress Camon Investment Management, LLC
Its Managing Member
By: Dallas Groth, Chief Manager

SELLER:

Ketchen Land Company, Inc.
By:

Ketchen Development Company, Inc.
By:

Westbourne Lano Associates, LLC
By:

Davis Creek Energy, LLC
By:

Pine Mountain Land Company, Inc.
By:

Ketchen Resources, LLC
By:

STATE OF TEXAS)
COUNTY OF DALLAS) ACKNOWLEDGMENT

I, RUBANN CALDER, a Notary Public for the State of TEXAS, do hereby certify that Dallas Groth, as Chief Manager of Cypress Camon Investment Management, LLC, the Managing Member of Cypress Camon Energy, LLC, personally appeared before me this 26 day of April, 2012 and acknowledged the due execution of the foregoing Asset Purchase and Sale Agreement.

By [signature]
Notary Public
My commission expires: 12·22·2014

[SEAL] RUBANN CALDER Notary Public, State of Texas My Commission Expires December 22, 2014

STATE OF ____________)
COUNTY OF ____________) ACKNOWLEDGMENT

I, Ronald Osborne, a Notary Public for the State of SOUTH CAROLINA, do hereby certify that NAT CLOER, as MANAGING MEMBER of Ketchen Land Company, LLC, personally appeared before me this 30 day of APRIL, 2012 and acknowledged the due execution of the foregoing Asset Purchase and Sale Agreement.

By [signature]
Notary Public
My commission expires: 8-15-2021

[SEAL]

STATE OF SOUTH CAROLINA)
COUNTY OF OCONEE) ACKNOWLEDGMENT

I, RONALD OSBORNE a Notary Public for the State of SOUTH CAROLINA, do hereby certify that NAT CLOER, as PRESIDENT of Ketchen Development Company, Inc., personally appeared before me this 30 day of APRIL, 2012 and acknowledged the due execution of the foregoing Asset Purchase and Sale Agreement.

By [signature]
Notary Public
My commission expires: 8-15-2021

[SEAL]

STATE OF SOUTH CAROLINA)
)
COUNTY OF OCONEE)

ACKNOWLEDGMENT

I, RONALD OSBORNE, a Notary Public for the State of SOUTH CAROLINA, do hereby certify that NAT CLOER, as MANAGING MEMBER of Westbourne Lane Associates, LLC, personally appeared before me this 30 day of APRIL, 2012 and acknowledged the due execution of the foregoing Asset Purchase and Sale Agreement.

By Ronald Osborne
Notary Public
My commission expires: 8-15-2021

[SEAL]

STATE OF SOUTH CAROLINA)
)
COUNTY OF OCONEE)

ACKNOWLEDGMENT

I, RONALD OSBORNE, a Notary Public for the State of SOUTH CAROLINA, do hereby certify that NAT CLOER, as MANAGING MEMBER of Davis Creek Energy, LLC, personally appeared before me this 30 day of APRIL, 2012 and acknowledged the due execution of the foregoing Asset Purchase and Sale Agreement.

By Ronald Osborne
Notary Public
My commission expires: 8-15-2021

[SEAL]

STATE OF SOUTH CAROLINA)
)
COUNTY OF OCONEE)

ACKNOWLEDGMENT

I, RONALD OSBORNE, a Notary Public for the State of SOUTH CAROLINA, do hereby certify that RYAN FAULKENBERRY, as SECRETARY of Pine Mountain Land Company, Inc. personally appeared before me this 30 day of APRIL, 2012 and acknowledged the due execution of the foregoing Asset Purchase and Sale Agreement.

Ronald Osborne
Notary Public
My commission expires: 8-15-2021

[SEAL]

STATE OF SOUTH CAROLINA)
)
COUNTY OF OCONEE)

ACKNOWLEDGMENT

I, RONALD OSBORNE, a Notary Public for the State of SOUTH CAROLINA, do hereby certify that NAT CLOER, as MANAGING MEMBER of Ketchen Resources, LLC, personally appeared before me this 30 day of APRIL, 2012 and acknowledged the due execution of the foregoing Asset Purchase and Sale Agreement.

By Ronald Osborn
Notary Public
My commission expires: 8-15-2021

[SEAL]

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